UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2007

VCampus Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21421	54-1290319
(Commission File Number)	(IRS Employer ID Number)

1850 Centennial Park Drive, Suite 200, Reston, Virginia 20191

(Address of principal executive offices)        (Zip Code)

Registrant’s telephone number, including area code   (703) 893-7800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 1, 2007, VCampus Corporation (“VCampus”) adopted an Incentive Compensation Plan (the “Plan”) which was designed to, among other things, outline how the commission portion of the salary of Ronald E. Freedman, its Senior Vice President of e-Learning Solutions, is earned and administered.

The Plan provides that the structure of Mr. Freedman’s commission payments will vary based upon the type of account, type of customer, or type of service provided and will be based upon a percentage of gross margin, net bookings, or gross bookings from accounts generated by Mr. Freedman.

On June 4, 2007, VCampus entered into an employment agreement with Mr. Freedman.  The effective date of the agreement was June 1, 2007.  Under the employment agreement, Mr. Freedman’s annual base salary is $192,000, representing an increase of $32,000 from his prior annual salary.  Mr. Freedman will continue to earn commissions on certain sales, which for all new contracts received on or after June 1, 2007 that are covered by the Plan, will be paid based on the estimated gross margin on such sales at the time the contract is received.   Additionally, VCampus has agreed to pay Mr. Freedman an advance of approximately $25,000, to be paid in five equal installments over five pay periods commencing on June 15, 2007, which represents commissions payable to Mr. Freedman based on VCampus’ contract with the Department of Veterans Affairs (“VA Contract”).  The advance is subject to repayment by Mr. Freedman in the event of early termination of the VA Contract.  In the event Mr. Freedman is terminated without cause, VCampus is obligated under his employment agreement to continue paying him his base salary for a term of six months.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VCAMPUS CORPORATION

Date: June 13, 2007
/s/ Christopher L. Nelson
Christopher L. Nelson
Chief Financial Officer